Execution Copy

Sublicense Agreement

This SUBLICENSE AGREEMENT (“Agreement”), dated as of August         , 2018 (the “Effective Date”), is entered into by and between Impact Shares, Corp., a Texas non-profit corporation (“Impact Shares”), and Impact Shares Trust I, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), on behalf of the Impact Shares YWCA Women’s Empowerment ETF (the “Fund”).

WHEREAS, pursuant to that certain “License Agreement” dated August         , 2018 (as amended from time to time, the “License Agreement”) between the YWCA USA, Inc., a New York not-for-profit corporation located at 1020 19th Street NW, Suite 750, Washington, District of Columbia 20036 (together with its affiliates, including local associations, the “YWCA”) and Impact Shares, Impact Shares obtained a license to use in connection with the Fund certain trademarks owned by YWCA (the “Licensed Trademarks”); and

WHEREAS, Impact Shares has the right pursuant to paragraph 4 of the License Agreement to sublicense its rights thereunder to the Fund; and

WHEREAS, the Licensed Trademarks may be used under the License Agreement in order to further the YWCA’s and Impact Shares’ mutual interests, including use of the Licensed Trademarks in the Fund’s name, registration statement, exemptive and listing applications, any press or media releases and marketing materials (including website and social media content) for, and in connection with the operation of, the Fund (the “Permitted Uses”); and

WHEREAS, Impact Shares wishes to grant a sublicense to the Trust, on behalf of the Fund, for the use of the Licensed Trademarks;

NOW, THEREFORE, in consideration of the foregoing, and of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1

Grant of Sublicense. Subject to the terms and conditions of this Agreement, Impact Shares grants to the Trust, on behalf of the Fund (or its successor), a sublicense to use the Licensed Trademarks listed in Schedule A solely in the manner set forth in, and subject to the terms of, the License Agreement.

2

Performance of Obligations Under the License. The Trust will be responsible for performing all of Impact Shares’ executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the Licensed Trademarks in connection with the Permitted Uses.

3	Fees. The Trust shall have no obligation to pay any sublicense fees to Impact Shares or YWCA under this Agreement.

4

Termination. This Agreement shall terminate if (a) the License Agreement terminates, or (b) Impact Shares or an affiliate of Impact Shares ceases to be responsible for the Fund’s investment program in its capacity as investment adviser. Impact Shares shall notify the Trust as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, the Fund’s right to use the Licensed Trademarks shall terminate immediately.

5

Indemnification. The Trust shall indemnify and hold harmless Impact Shares, its officers, directors, employees, agents, and representatives against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) the Permitted Uses, (b) any breach by Impact Shares of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of the Fund, or (c) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the Fund or shares therein, except to the extent such claims result from the fraud, bad faith, intentional or willful misconduct or gross negligence of Impact Shares or an affiliate of Impact Shares. The provisions of this section shall survive termination of this Agreement.

6

Assignment. This Agreement is personal to the Trust. The Trust shall not assign or otherwise transfer any of its rights, or delegate, subcontract, or otherwise transfer any of its obligations or performance, under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 6 is void. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

7

Amendment. Except that Impact Shares and the Fund may agree to add one or more additional Licensed Trademarks to Schedule A to this Agreement, no other provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

8

Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9

Headings; Construction. Headings are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of New York.

10

Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in separate counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this Agreement delivered by e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

IMPACT SHARES, CORP.

By:
Name:	Ethan Powell
Title:	President

IMPACT SHARES TRUST I

By:
Name:	Ethan Powell
Title:	President and Treasurer

Schedule A – Licensed Trademarks

•	“YWCA” United States Trademark Registration No. 1,081,375

•	“ELIMINATING RACISIM EMPOWERING WOMEN YWCA” United States Trademark Registration No. 3,074,441

•	The logo, as depicted below:

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